Exhibit 10.2

MANAGEMENT, ORIGINATION AND SERVICING AGREEMENT

THIS MANAGEMENT, ORIGINATION AND SERVICING AGREEMENT, dated as of the ____ day of __, 2012 (this “Agreement”) by and between SQN AIF IV, L.P., a Delaware limited partnership (the “Fund”) and SQN Capital Management, LLC, a Delaware limited liability company (the “Investment Manager”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement of Limited Partnership of the Fund, dated as of _________, 2012, as amended from time to time (the “Partnership Agreement”).

WHEREAS, the Fund was formed for the purpose of making Investments; and

WHEREAS, the Investment Manager is engaged in the business of managing, and providing management, originating and servicing services with respect to, Investments; and

WHEREAS, the Fund desires to engage the Investment Manager, and the Investment Manager desires to be engaged, to perform certain services to the Fund in connection with the Investments and the operations of the Fund.

NOW THEREFORE, in consideration of the covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Services.

(a)         The Investment Manager shall provide the Fund with certain services as may be requested or required by the Fund to manage the Investments and operate the Fund, which advice and services (collectively, the “Services”) shall include, without limitation, the following:

(i)         Provide advice, analysis, and recommendations with respect to the origination, investigation, structuring, financing, acquisition, monitoring, syndication, remarketing, extending, renewing and disposing of potential and existing Investments;

(ii)         Prepare and review and supervise the preparation and review of all agreements, certificates, amendments, notices, instruments, and other documents required to originate, acquire, manage, finance, syndicate, remarket or dispose of any Investment or potential Investment;

(iii)         Provide accounting, finance, financial reporting, legal, tax, investor relations, portfolio and asset management, treasury, marketing, receivables and payables management, and other administrative services with respect to existing and potential Investments and the operations of the Fund;

(iv)         Originate, manage, service, administer and make collections on the Investments;

(v)         Establish and monitor residual value assessments of Investments (to the extent applicable) using information from any one or more of a number of sources, including management’s prior experience, secondary market publications, interviews with manufacturers and used equipment dealers, auction sales guides, historical sales data, industry organizations and valuation companies; and

(vi)         Provide such additional assistance and services to, and develop, license, and/or acquire such systems and software for the benefit of, the Fund and perform any other reasonable actions that may be required by the Fund as the general partner of the Fund may reasonably request or deem appropriate in connection with the foregoing.

(b)         The Fund hereby appoints the Investment Manager as its agent and attorney-in-fact with full power, discretion and authority to make management decisions concerning the Investments and to enter into agreements and commitments, on behalf of and in the name of the Fund and its affiliates and subsidiaries, including, without limitation, lease agreements, loan agreements, financing agreements, purchase and sale agreements, option agreements, participation agreements and agreements with service providers and other third-parties related to the Investments. This appointment of the Investment Manager as agent and attorney-in-fact includes the full power of substitution and further includes the full power to appoint agents and subagents to enter into agreements on behalf of the Fund and its affiliates and subsidiaries.

(c)         The Investment Manager hereby agrees that the Services shall be carried out in accordance with customary and usual procedures of institutions that perform the Services, unless otherwise provided specifically in the Partnership Agreement.

(d)         To the extent any expenses are incurred by the Investment Manager on behalf of the Fund and/or its subsidiaries and one or more funds or accounts managed by the Investment Manager, such expenses will be allocated, as determined by the Investment Manager in its sole discretion, between or among the Fund and/or the subsidiaries and such other funds or accounts based on the extent to which such expenses are reasonably attributable to such entities as determined by the Investment Manager.

(e)         The Investment Manager shall not be required to spend any specified amount of time in performing the Services for the Fund. The Investment Manager shall be required to devote only such time and attention to the performance of the Services as it, in its sole discretion, deems necessary to carry out the purposes of this Agreement.

(f)         Notwithstanding anything to the contrary in this Agreement, the Investment Manager may engage in or possess an interest in, directly or indirectly, any other present or future business venture of any nature or description for its own account, independently or with others, including, but not limited to, any aspect of the equipment leasing and finance business or any other business engaged in by the Fund and may become the managing member, investment manager or general partner in other entities and neither the Fund nor any of its Partners shall have any rights in or to such independent venture or the income or profits derived or received therefrom.

Section 2. Term and Termination.

This Agreement shall be deemed effective upon execution by the Fund and the Investment Manager (the “Effective Date”). The term of this Agreement shall continue from the Effective Date for ten (10) years and thereafter shall automatically renew for additional one-year periods unless earlier terminated by the Fund. The Fund may terminate this Agreement at any time by giving the other party at least thirty (30) days written notice of termination. At the termination date specified in the Fund’s notice (the “Termination Date”), the obligations of the other party with respect to the Services related to the Investments shall terminate to the extent they have not yet been performed or are not required by this Agreement to have been performed before the Termination Date.

Section 3. Fees and Expenses.

In consideration of the Services to be provided under this Agreement, the Investment Manager shall receive certain fees as set forth in Section 9.4 of the Partnership Agreement and be reimbursed for certain expenses as set forth in Section 9.4(f) of the Partnership Agreement. Following the Termination Date, any fees and expenses accrued but not yet paid for Services provided up to and including the Termination Date shall be paid but no other fees and expenses shall be payable to the Investment Manager following such Termination Date. The Investment Manager hereby expressly acknowledges and agrees to be bound by Section 9.4 (e) of the Partnership Agreement (and any provision of the Partnership Agreement necessary to give effect thereto) as it relates to the Management Fee.

Section 4. Miscellaneous.

(a)         Assignability. The rights and obligations of the Investment Manager hereunder may only be assigned if the proposed assignee(s) is approved by the Fund in writing prior to any such assignment.

(b)         Delegation of Duties. Notwithstanding anything to the contrary in this Agreement, the Investment Manager may, from time to time and in its sole discretion, subcontract or delegate all or any part of the Services to any entity chosen by it, including any entity affiliated with it, with respect to one or more of the Services. Such subcontract or delegation, however, shall not relieve the Investment Manager of its responsibilities to the Fund hereunder with respect to any of the Services that are subject to the subcontract or the delegation.

(c)         Notices. Notices under this Agreement shall be deemed to have been given if mailed, postage prepaid, by registered or certified mail, return receipt required, or delivered by courier service to the other party at each party’s address stated above or at any other address as a party may have provided by written notice to the other party.

(d)         Section Headings. Section, titles or captions contained in this Agreement are inserted as a matter of convenience and for reference only, and shall not be construed in any way to define, limit or extend or describe the scope of this Agreement or the intention of the provisions thereof.

(e)         Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and supersedes any prior understanding or oral or written agreement. In the event of a conflict between the terms of this Agreement and the Partnership Agreement, the terms of the Partnership Agreement shall prevail; provided, that if any provision of this Agreement shall be deemed to conflict with the Partnership Agreement in any respect, the remainder of this Agreement and the application thereof shall not be affected thereby and the provision deemed to conflict with the Partnership Agreement shall be deemed rewritten to the extent necessary to eliminate such conflict.

(f)         No Third Party Rights. Nothing contained herein shall confer any rights upon any person that is not a party to this Agreement.

(g)         Choice of Law; Venue; Waiver of Trial by Jury. This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law rules thereof. The parties to this Agreement consent to the jurisdiction of any local, State, or federal court located within New York, and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court and further waive any right to have any claim or dispute arising from or related to this Agreement by parties to this Agreement against one or more parties to this Agreement, whether or not there are any additional third-parties to the action or proceeding, heard by a jury.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the day and year first above written.

SQN AIF IV, L.P.

By:	SQN AIF IV GP, LLC, General Partner

By:

SQN CAPITAL MANAGEMENT, LLC.

By: